Exhibit 99.1
FOR IMMEDIATE RELEASE
August 10, 2022
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER and NINE MONTHS EARNINGS FOR FISCAL 2022
BURBANK, Calif. – The Walt Disney Company today reported earnings for its third fiscal quarter ended July 2, 2022.
•Revenues for the quarter and nine months grew 26% and 28%, respectively.
•Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.77 from $0.50 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter increased to $1.09 from $0.80 in the prior-year quarter.
•Diluted EPS from continuing operations for the nine months ended July 2, 2022 increased to $1.66 from $1.02 in the prior-year period. Excluding certain items(1), diluted EPS for the nine months increased to $3.22 from $1.91 in the prior-year period.
“We had an excellent quarter, with our world-class creative and business teams powering outstanding performance at our domestic theme parks, big increases in live-sports viewership, and significant subscriber growth at our streaming services. With 14.4 million Disney+ subscribers added in the fiscal third quarter, we now have 221 million total subscriptions across our streaming offerings,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “We continue to transform entertainment as we near our second century, with compelling new storytelling across our many platforms and unique immersive physical experiences that exceed guest expectations, all of which are reflected in our strong operating results this quarter.”
The following table summarizes the third quarter results for fiscal 2022 and 2021:

	Quarter Ended			Nine Months Ended
(in millions, except per share amounts)	July 2, 2022	July 3, 2021	Change	July 2, 2022	July 3, 2021	Change
Revenues	$21,504	$17,022	26%	$62,572	$48,884	28%
Income from continuing operations before income taxes	$2,119	$995	>100%	$4,909	$2,271	>100%
Total segment operating income(1)	$3,567	$2,382	50%	$10,524	$6,179	70%
Net income from continuing operations(2)	$1,409	$923	53%	$3,031	$1,864	63%
Diluted EPS from continuing operations(2)	$0.77	$0.50	54%	$1.66	$1.02	63%
Diluted EPS excluding certain items(1)	$1.09	$0.80	36%	$3.22	$1.91	69%
Cash provided by continuing operations	$1,922	$1,466	31%	$3,478	$2,934	19%
Free cash flow(1)	$187	$528	(65)%	$(317)	$466	nm
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 12 through 15 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income and revenues to segment revenues (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2022	July 3, 2021	Change	July 2, 2022	July 3, 2021	Change
Income from continuing operations before income taxes	$2,119	$995	>100%	$4,909	$2,271	>100%
Add (subtract):
Content License Early Termination(1)	—	—	nm	1,023	—	nm
Corporate and unallocated shared expenses	325	212	(53) %	825	645	(28) %
Restructuring and impairment charges	42	35	(20) %	237	562	58%
Other (income) expense, net	136	91	(49) %	730	(214)	nm
Interest expense, net	360	445	19%	1,026	1,089	6%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	585	604	3%	1,774	1,826	3%
Total segment operating income	$3,567	$2,382	50%	$10,524	$6,179	70%

	Quarter Ended			Nine Months Ended
	July 2, 2022	July 3, 2021	Change	July 2, 2022	July 3, 2021	Change
Revenues	$21,504	$17,022	26%	$62,572	$48,884	28%
Contract License Early Termination(1)	—	—	nm	1,023	—	nm
Total segment revenues	$21,504	$17,022	26%	$63,595	$48,884	30%
(1)During the nine months ended July 2, 2022, the Company recognized a $1,023 million reduction in revenue for the amount due to a customer to early terminate license agreements for film and television content delivered in previous years in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination). The Content License Early Termination adjustment is included in Company revenues, but excluded from total segment revenues.

The following table summarizes the third quarter and nine-month segment revenue and segment operating income (loss) for fiscal 2022 and 2021 (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2022	July 3, 2021	Change	July 2, 2022	July 3, 2021	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$14,110	$12,681	11%	$42,315	$37,782	12%
Disney Parks, Experiences and Products	7,394	4,341	70%	21,280	11,102	92%
Total Segment Revenues	$21,504	$17,022	26%	$63,595	$48,884	30%
Segment operating income (loss):
Disney Media and Entertainment Distribution	$1,381	$2,026	(32) %	$4,133	$6,348	(35) %
Disney Parks, Experiences and Products	2,186	356	>100%	6,391	(169)	nm
Total Segment Operating Income	$3,567	$2,382	50%	$10,524	$6,179	70%
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Nine Months Ended
	July 2, 2022	July 3, 2021		July 2, 2022	July 3, 2021	Change
Revenues:
Linear Networks	$7,189	$6,956	3%	$22,011	$21,395	3%
Direct-to-Consumer	5,058	4,256	19%	14,651	11,759	25%
Content Sales/Licensing and Other	2,111	1,681	26%	6,410	5,299	21%
Elimination of Intrasegment Revenue(1)	(248)	(212)	(17) %	(757)	(671)	(13) %
	$14,110	$12,681	11%	$42,315	$37,782	12%
Operating income (loss):
Linear Networks	$2,469	$2,187	13%	$6,783	$6,765	— %
Direct-to-Consumer	(1,061)	(293)	>(100) %	(2,541)	(1,049)	>(100) %
Content Sales/Licensing and Other	(27)	132	nm	(109)	632	nm
	$1,381	$2,026	(32) %	$4,133	$6,348	(35) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.

Linear Networks
Linear Networks revenues for the quarter increased 3% to $7.2 billion, and operating income increased 13% to $2.5 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	July 2, 2022	July 3, 2021
Supplemental revenue detail
Domestic Channels	$5,700	$5,561	2%
International Channels	1,489	1,395	7%
	$7,189	$6,956	3%
Supplemental operating income detail
Domestic Channels	$2,075	$1,803	15%
International Channels	166	169	(2) %
Equity in the income of investees	228	215	6%
	$2,469	$2,187	13%
Domestic Channels
Domestic Channels revenues for the quarter increased 2% to $5.7 billion, and operating income increased 15% to $2.1 billion, reflecting higher results at both Cable and Broadcasting.
The increase at Cable was due to growth in advertising revenue and to a lesser extent, a decrease in marketing costs and an increase in affiliate revenue. Advertising revenue growth was due to an increase in rates and higher impressions reflecting higher average viewership. Rates and impressions benefited from the timing of the NBA Finals, which aired in the current quarter compared to the fourth quarter of the prior year as a result of a delayed start of the 2021 NBA season due to COVID-19. Higher affiliate revenue was driven by an increase in contractual rates, partially offset by fewer subscribers. Programming and production costs were comparable to the prior-year quarter as higher costs for NBA programming and an increase in sports production costs were largely offset by lower MLB and soccer rights costs. Higher NBA rights costs reflected the timing of the Finals, which are programmed by ESPN and aired on ABC, and contractual rate increases, partially offset by fewer regular season games in the current quarter. Lower costs for MLB programming were due to airing 13 games in the current quarter compared to 44 games in the prior-year quarter. The decrease in soccer programming costs reflected the comparison to the airing of UEFA Euro 2020 in the prior-year quarter. UEFA Euro typically occurs every four years. UEFA Euro 2020 was originally scheduled to occur in fiscal 2020, but was held in fiscal 2021 due to COVID-19.
The increase at Broadcasting was due to higher results at ABC and, to a lesser extent, at the owned television stations. The increase at ABC reflected lower programming and production costs, growth in affiliate revenue, which reflected higher contractual rates, and a decrease in marketing costs, partially offset by lower advertising revenue. Lower programming and production costs were due to a lower cost mix of programming and, to a lesser extent, the timing of the NBA Finals, which are programmed by ESPN. The lower cost mix of programming reflected the timing of The Academy Awards and fewer hours of scripted and acquired reality programming, partially offset by the cost of airing new NHL programming. The Academy Awards aired in the second quarter of the current fiscal year compared to the third quarter of the prior fiscal year. We acquired rights to NHL programming starting with the 2021/2022 season. Lower advertising revenue was due to the timing of The Academy Awards, a decrease in viewership and to a lesser extent, fewer units delivered, partially offset by higher rates. Fewer units delivered resulted from the impact of more hours programmed by ESPN due to the timing of the NBA Finals. The increase at the owned television stations reflected higher affiliate and advertising revenue. The increase in affiliate revenue was due to higher contractual rates. Higher advertising revenue resulted from increased rates reflecting political advertising, partially offset by the impact of the timing of The Academy Awards.
International Channels
International Channels revenues for the quarter increased 7% to $1.5 billion and operating income was comparable to the prior-year quarter at $0.2 billion reflecting lower operating income from channels that operated for the entire current and prior-year quarters (ongoing channels), offset by a benefit from channel closures.
Lower results from ongoing channels were primarily due to an increase in sports programming costs, partially offset by advertising revenue growth reflecting higher average viewership. The increases in sports programming costs and advertising revenue were due to the airing of 64 Indian Premier League (IPL) cricket matches in the current quarter compared to 29 matches in the prior-year quarter. IPL cricket matches typically occur in our second and third fiscal quarters. The increase in the number of matches in the current quarter was due to a shift in the timing of matches in the prior year from the third quarter to the fourth quarter as a result of COVID-19 and the IPL adding matches to the current season.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 19% to $5.1 billion and operating loss increased $0.8 billion to $1.1 billion. The increase in operating loss was due to a higher loss at Disney+, lower operating income at Hulu and, to a lesser extent, a higher loss at ESPN+.
Lower results at Disney+ reflected higher programming and production, technology and marketing costs, partially offset by increases in subscription revenue and, to a lesser extent, advertising revenue. The increase in programming and production costs was primarily due to more content provided on the service, including the impact of airing 64 IPL cricket matches in the current quarter compared to 29 matches in the prior-year quarter. Higher subscription revenue was due to subscriber growth and increases in retail pricing, partially offset by an unfavorable foreign exchange impact. The increase in subscribers as well as in technology and marketing costs reflected growth in existing markets and, to a lesser extent, expansion to new markets. Advertising revenue growth was due to the additional IPL matches in the current quarter.
The decrease at Hulu was due to higher programming and production and marketing costs, partially offset by subscription revenue growth. The increase in programming and production costs was primarily due to higher subscriber-based fees for programming the Live TV service reflecting an increase in the number of subscribers, rate increases and the carriage of more networks. Subscription revenue growth was due to increases in subscribers and in retail pricing.
Lower results at ESPN+ were due to higher sports programming costs, partially offset by an increase in subscription revenue due to subscriber growth.

The following tables present additional information about our Disney+, ESPN+ and Hulu direct-to-consumer (DTC) product offerings(1).
Paid subscribers(1) as of:

(in millions)	July 2, 2022	July 3, 2021	Change
Disney+
Domestic (U.S. and Canada)	44.5	37.9	17%
International (excluding Disney+ Hotstar)(1)	49.2	33.2	48%
Disney+ (excluding Disney+ Hotstar)(2)	93.6	71.1	32%
Disney+ Hotstar	58.4	44.9	30%
Total Disney+(2)	152.1	116.0	31%

ESPN+	22.8	14.9	53%

Hulu
SVOD Only	42.2	39.1	8%
Live TV + SVOD	4.0	3.7	8%
Total Hulu(2)	46.2	42.8	8%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	July 2, 2022	July 3, 2021	Change
Disney+
Domestic (U.S. and Canada)	$6.27	$6.62	(5) %
International (excluding Disney+ Hotstar)(1)	$6.31	$5.52	14%
Disney+ (excluding Disney+ Hotstar)	$6.29	$6.12	3%
Disney+ Hotstar	$1.20	$0.78	54%
Global Disney+	$4.35	$4.16	5%

ESPN+	$4.55	$4.47	2%

Hulu
SVOD Only	$12.92	$13.15	(2) %
Live TV + SVOD	$87.92	$84.09	5%
(1)See discussion on page 11—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
The average monthly revenue per paid subscriber for domestic Disney+ decreased from $6.62 to $6.27 due to a higher mix of subscribers to multi-product offerings, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for international Disney+ (excluding Disney+ Hotstar) increased from $5.52 to $6.31 due to increases in retail pricing, partially offset by an unfavorable foreign exchange impact and a higher mix of wholesale subscribers.
The average monthly revenue per paid subscriber for Disney+ Hotstar increased from $0.78 to $1.20 due to higher per-subscriber advertising revenue.

The average monthly revenue per paid subscriber for ESPN+ increased from $4.47 to $4.55 due to an increase in retail pricing and, to a lesser extent, a lower mix of annual subscribers and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $13.15 to $12.92 due to lower per-subscriber advertising revenue and a higher mix of subscribers to multi-product and promotional offerings, partially offset by an increase in retail pricing.
The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $84.09 to $87.92 due to an increase in retail pricing and higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter increased 26% to $2.1 billion and segment operating results decreased from income of $132 million to a loss of $27 million. The decrease in operating results was due to an unfavorable foreign exchange impact and lower TV/SVOD and home entertainment distribution results. These decreases were partially offset by an increase at our stage play business, as productions were generally shut down in the prior-year quarter due to COVID-19, and higher theatrical distribution results.
The decrease in TV/SVOD distribution results was due to a decrease in sales of theatrical film content primarily due to a shift from licensing content to third parties to distribution on our DTC services.
The decrease in home entertainment results was due to lower unit sales of catalog titles.
The increase in theatrical distribution results was due to the strong performance of Doctor Strange In the Multiverse of Madness in the current quarter compared to Cruella in the prior-year quarter. Current quarter releases also included Lightyear and The Bob’s Burgers Movie.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased to $7.4 billion compared to $4.3 billion in the prior-year quarter. Segment operating income increased $1.8 billion to $2.2 billion compared to $0.4 billion in the prior-year quarter. Higher operating results for the quarter reflected increases at domestic parks and experiences and, to a lesser extent, at international parks and resorts.
Operating income growth at our domestic parks and experiences was due to higher volumes and increased guest spending, partially offset by higher costs. Higher volumes were due to increases in attendance, occupied room nights and cruise ship sailings. Cruise ships were operating during the entire current quarter while sailings were suspended in the prior-year quarter. Guest spending growth was due to an increase in average per capita ticket revenue and higher average daily hotel room rates. The increase in average per capita ticket revenue was due to the introduction of Genie+ and Lightning Lane in the first quarter of the current fiscal year and a reduced impact from promotions at Walt Disney World Resort, partially offset by an unfavorable attendance mix at Disneyland Resort. Higher costs were primarily due to volume growth, cost inflation and new guest offerings. Our domestic parks and resorts were open for the entire current quarter, whereas Disneyland Resort was open for 65 days of the prior-year quarter, and Walt Disney World Resort operated at reduced capacity in the prior-year quarter.
Improved results at our international parks and resorts were primarily due to growth at Disneyland Paris, partially offset by a decrease at Shanghai Disney Resort. Higher operating results at Disneyland Paris were due to increases in attendance and occupied room nights, partially offset by higher operating costs due to volume growth. Disneyland Paris was open for the entire current quarter compared to 19 days in the prior-year quarter. The decrease at Shanghai Disney Resort was due to the park being open for all of the prior-year quarter but only for 3 days in the current quarter.

The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	July 2, 2022	July 3, 2021
Supplemental revenue detail
Parks & Experiences
Domestic	$5,423	$2,656	>100%
International	788	526	50%
Consumer Products	1,183	1,159	2%
	$7,394	$4,341	70%
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$1,651	$2	>100%
International	(64)	(210)	70%
Consumer Products	599	564	6%
	$2,186	$356	>100%

COVID-19 PANDEMIC
Since early 2020, the world has been, and continues to be, impacted by the novel coronavirus (COVID-19) and its variants. COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at the Disney Parks, Experiences and Products segment where our theme parks and resorts were closed and cruise ship sailings and guided tours were suspended. These operations resumed at various points since May 2020, initially at reduced operating capacities as a result of COVID-19 restrictions. In fiscal 2020 and 2021, we delayed, or in some cases, shortened or canceled, theatrical releases. In addition, we experienced significant disruptions in the production and availability of content, including the delay of key live sports programming during fiscal 2020 and fiscal 2021.
In fiscal 2022, our domestic parks and resorts are generally operating without significant COVID-19-related capacity restrictions, such as those that were generally in place in the prior year. In addition, our cruise ships have generally been operating without COVID-19-related capacity restrictions since April 2022. Certain of our international parks and resorts continue to be impacted by COVID-19-related closures and capacity and travel restrictions. At the Disney Media and Entertainment Distribution segment, our film and television productions have generally resumed, although we have seen disruptions of production activities depending on local circumstances. Thus far, we have generally been able to release our films theatrically in fiscal 2022, although certain markets continue to impose restrictions on theater openings and capacity.
We have incurred, and will continue to incur, costs to address government regulations and the safety of our employees, guests and talent, of which certain costs are capitalized and will be amortized over future periods.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $113 million for the quarter, from $212 million to $325 million, driven by higher compensation and human resource-related costs.

Restructuring and Impairment Charges
In the current quarter, the Company recognized charges of $42 million primarily due to asset impairments related to our businesses in Russia. During the prior-year quarter, the Company recognized charges of $35 million due to severance at our parks and experience businesses.
Other Income (Expense), net
In the current quarter, the Company recorded a $136 million non-cash loss to adjust its investment in DraftKings, Inc. (DraftKings) to fair value (DraftKings loss). In the prior-year quarter, the Company recorded a $217 million DraftKings loss, partially offset by a $126 million gain on the sale of the Company’s 50% interest in a German free-to-air (FTA) television network (German FTA gain).
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	July 2, 2022	July 3, 2021	Change
Interest expense	$(380)	$(404)	6%
Interest income, investment income and other	20	(41)	nm
Interest expense, net	$(360)	$(445)	19%
The decrease in interest expense was driven by lower average debt balances and higher capitalized interest, partially offset by higher average rates.
The increase in interest income, investment income and other was due to a favorable comparison of pension and postretirement benefit costs, other than service cost, which was a net benefit in the current quarter and an expense in the prior-year quarter, and lower investment losses in the current quarter.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	July 2, 2022	July 3, 2021	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$230	$220	5%
Disney Parks, Experiences and Products	(2)	(5)	60%
Amortization of TFCF intangible assets related to equity investees	(3)	(4)	25%
Equity in the income of investees	$225	$211	7%

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	July 2, 2022	July 3, 2021
Income from continuing operations before income taxes	$2,119	$995
Income tax expense on continuing operations	617	(133)
Effective income tax rate - continuing operations	29.1%	(13.4)%
The effective income tax rate in the current quarter was higher than the U.S. statutory rate due to higher effective tax rates on foreign earnings, including the impact of foreign losses and foreign tax credits for which we are unable to recognize a tax benefit. The effective income tax rate was a benefit in the prior-year quarter due to favorable adjustments related to prior years.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	July 2, 2022	July 3, 2021	Change
Net income from continuing operations attributable to noncontrolling interests	$(93)	$(205)	55%
The decrease in net income from continuing operations attributable to noncontrolling interests was due to higher losses at Shanghai Disney Resort, partially offset by higher results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	July 2, 2022	July 3, 2021	Change
Cash provided by operations	$3,478	$2,934	$544
Investments in parks, resorts and other property	(3,795)	(2,468)	(1,327)
Free cash flow(1)	$(317)	$466	$(783)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 12 through 15.
Cash provided by operations for fiscal 2022 increased by $0.5 billion from $2.9 billion in the prior-year period to $3.5 billion in the current period. The increase was due to higher operating income and lower pension plan contributions, partially offset by higher spending for film and television content and a partial payment for the Content License Early Termination.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	July 2, 2022	July 3, 2021
Disney Media and Entertainment Distribution	$543	$582
Disney Parks, Experiences and Products
Domestic	2,226	1,121
International	584	502
Total Disney Parks, Experiences and Products	2,810	1,623
Corporate	442	263
Total investments in parks, resorts and other property	$3,795	$2,468
Capital expenditures increased from $2.5 billion to $3.8 billion primarily due to higher spending at Disney Parks, Experiences and Products on cruise ship fleet expansion. The increase also reflected higher spending on corporate facilities.
Depreciation expense was as follows (in millions):

	Nine Months Ended
	July 2, 2022	July 3, 2021
Disney Media and Entertainment Distribution	$485	$453
Disney Parks, Experiences and Products
Domestic	1,236	1,162
International	496	538
Total Disney Parks, Experiences and Products	1,732	1,700
Corporate	141	139
Total depreciation expense	$2,358	$2,292
DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as a package that includes all three services (the SVOD Bundle). Effective December 21, 2021, Hulu Live TV + SVOD includes Disney+ and ESPN+ (the new Hulu Live TV + SVOD offering), whereas previously, Hulu Live TV + SVOD was offered as a standalone service or with Disney+ and ESPN+ as optional additions (the old Hulu Live TV + SVOD offering). Effective March 15, 2022, Hulu SVOD Only is also offered with Disney+ as an optional add-on. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites, through third-party platforms/apps or via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to the SVOD Bundle are counted as a paid subscriber for each service included in the SVOD

Bundle and subscribers to the Hulu Live TV + SVOD offerings are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ offerings. A Hulu SVOD Only subscriber that adds Disney+ is counted as one paid subscriber for each of the Hulu SVOD Only and Disney+ offerings. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Revenue for the new Hulu Live TV + SVOD offering is allocated to the SVOD services based on the wholesale price of the SVOD Bundle. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.

The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Nine Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Cash provided by operations - continuing operations	$1,922	$1,466	$3,478	$2,934
Cash used in investing activities - continuing operations	(1,848)	(758)	(3,872)	(2,085)
Cash used in financing activities - continuing operations	(150)	(530)	(2,247)	(2,771)
Cash (used in) provided by discontinued operations	—	(2)	(4)	6
Impact of exchange rates on cash, cash equivalents and restricted cash	(238)	7	(354)	77
Change in cash, cash equivalents and restricted cash	(314)	183	(2,999)	(1,839)
Cash, cash equivalents and restricted cash, beginning of period	13,318	15,932	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$13,004	$16,115	$13,004	$16,115
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Nine Months Ended
	July 2, 2022	July 3, 2021	Change	July 2, 2022	July 3, 2021	Change
Cash provided by operations - continuing operations	$1,922	$1,466	$456	$3,478	$2,934	$544
Investments in parks, resorts and other property	(1,735)	(938)	(797)	(3,795)	(2,468)	(1,327)
Free cash flow	$187	$528	$(341)	$(317)	$466	$(783)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the third quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended July 2, 2022
As reported	$2,119	$(617)	$1,502	$0.77	54%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	585	(136)	449	0.24
Other (income) expense, net(5)	136	(32)	104	0.06
Restructuring and impairment charges(6)	42	(10)	32	0.02
Excluding certain items	$2,882	$(795)	$2,087	$1.09	36%

Quarter Ended July 3, 2021
As reported	$995	$133	$1,128	$0.50
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	604	(141)	463	0.25
Other (income) expense, net(5)	91	(22)	69	0.04
Restructuring and impairment charges(6)	35	(8)	27	0.01
Excluding certain items	$1,725	$(38)	$1,687	$0.80
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $422 million, step-up amortization was $160 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $434 million, step-up amortization was $166 million and amortization of intangible assets related to TFCF equity investees was $4 million.
(5)In the current quarter, other income (expense), net was due to the DraftKings loss ($136 million). For the prior-year quarter, other income (expense), net was due to the DraftKings loss ($217 million), partially offset by the German FTA gain ($126 million).
(6)Charges for the current quarter were primarily due to asset impairments related to our businesses in Russia. Charges for the prior-year quarter were due to severance at our parks and experiences businesses.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the current and prior year nine-month periods:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Nine Months Ended July 2, 2022:
As reported	$4,909	$(1,610)	$3,299	$1.66	63%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,774	(413)	1,361	0.73
Contract License Early Termination	1,023	(238)	785	0.43
Other (income) expense, net(5)	730	(170)	560	0.31
Restructuring and impairment charges(6)	237	(55)	182	0.10
Excluding certain items	$8,673	$(2,486)	$6,187	$3.22	69%

Nine Months Ended July 3, 2021:
As reported	$2,271	$9	$2,280	$1.02
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,826	(425)	1,401	0.74
Restructuring and impairment charges(6)	562	(132)	430	0.24
Other (income) expense, net(5)	(214)	49	(165)	(0.09)
Excluding certain items	$4,445	$(499)	$3,946	$1.91
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current nine-month period, intangible asset amortization was $1,292 million, step-up amortization was $473 million and amortization of intangible assets related to TFCF equity investees was $9 million. For the prior-year nine-month period, intangible asset amortization was $1,328 million, step-up amortization was $487 million and amortization of intangible assets related to TFCF equity investees was $11 million.
(5)For the current nine-month period, other (income) expense, net was due to the DraftKings loss ($726 million). For the prior-year nine-month period, other (income) expense, net was due to gains from the sales of investments ($312 million), partially offset by the DraftKings loss ($98 million).
(6)Charges for the current nine-month period were due to the impairment of an intangible and other assets related to our businesses in Russia. Charges for the prior-year nine-month period, were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores, as well as severance at our other businesses.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 10, 2022, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance and growth; and the future impact of COVID-19 on our businesses and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in or pressures from competitive conditions and consumer preferences, including competition to create or acquire content;
•health concerns and their impact on our businesses and productions;
•international, regulatory, legal, political, or military developments;
•technological developments;
•labor markets and activities;
•adverse weather conditions or natural disasters; and
•availability of content;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 2, 2021, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Revenues	$21,504	$17,022	$62,572	$48,884
Costs and expenses	(19,072)	(15,667)	(56,344)	(45,824)
Restructuring and impairment charges	(42)	(35)	(237)	(562)
Other income (expense), net	(136)	(91)	(730)	214
Interest expense, net	(360)	(445)	(1,026)	(1,089)
Equity in the income of investees	225	211	674	648
Income from continuing operations before income taxes	2,119	995	4,909	2,271
Income taxes on continuing operations	(617)	133	(1,610)	9
Net income from continuing operations	1,502	1,128	3,299	2,280
Loss from discontinued operations, net of income tax benefit of $0, $2, $14 and $9, respectively	—	(5)	(48)	(28)
Net income	1,502	1,123	3,251	2,252
Net income from continuing operations attributable to noncontrolling interests	(93)	(205)	(268)	(416)
Net income attributable to The Walt Disney Company (Disney)	$1,409	$918	$2,983	$1,836

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.77	$0.50	$1.66	$1.02
Discontinued operations	—	—	(0.03)	(0.02)
	$0.77	$0.50	$1.63	$1.00
Basic
Continuing operations	$0.77	$0.51	$1.66	$1.03
Discontinued operations	—	—	(0.03)	(0.02)
	$0.77	$0.50	$1.64	$1.01

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,825	1,830	1,827	1,827
Basic	1,823	1,818	1,821	1,816
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	July 2, 2022	October 2, 2021
ASSETS
Current assets
Cash and cash equivalents	$12,959	$15,959
Receivables, net	13,685	13,367
Inventories	1,590	1,331
Content advances	1,902	2,183
Other current assets	1,286	817
Total current assets	31,422	33,657
Produced and licensed content costs	34,077	29,549
Investments	3,236	3,935
Parks, resorts and other property
Attractions, buildings and equipment	65,599	64,892
Accumulated depreciation	(39,089)	(37,920)
	26,510	26,972
Projects in progress	5,956	4,521
Land	1,117	1,131
	33,583	32,624
Intangible assets, net	15,334	17,115
Goodwill	77,945	78,071
Other assets	8,477	8,658
Total assets	$204,074	$203,609
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,858	$20,894
Current portion of borrowings	5,580	5,866
Deferred revenue and other	4,266	4,317
Total current liabilities	30,704	31,077
Borrowings	46,022	48,540
Deferred income taxes	8,034	7,246
Other long-term liabilities	13,456	14,522
Commitments and contingencies
Redeemable noncontrolling interests	9,425	9,213
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	56,087	55,471
Retained earnings	43,462	40,429
Accumulated other comprehensive loss	(6,142)	(6,440)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	92,500	88,553
Noncontrolling interests	3,933	4,458
Total equity	96,433	93,011
Total liabilities and equity	$204,074	$203,609

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	July 2, 2022	July 3, 2021
OPERATING ACTIVITIES
Net income from continuing operations	$3,299	$2,280
Depreciation and amortization	3,846	3,836
Net (gain) loss on investments	779	(325)
Deferred income taxes	605	(749)
Equity in the income of investees	(674)	(648)
Cash distributions received from equity investees	575	546
Net change in produced and licensed content costs and advances	(4,306)	(3,192)
Equity-based compensation	723	428
Pension and postretirement medical benefit cost amortization	465	582
Other, net	492	273
Changes in operating assets and liabilities:
Receivables	(506)	(301)
Inventories	(259)	236
Other assets	(684)	(113)
Accounts payable and other liabilities	(892)	341
Income taxes	15	(260)
Cash provided by operations - continuing operations	3,478	2,934

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,795)	(2,468)
Other, net	(77)	383
Cash used in investing activities - continuing operations	(3,872)	(2,085)

FINANCING ACTIVITIES
Commercial paper payments, net	(275)	(99)
Borrowings	152	43
Reduction of borrowings	(1,400)	(2,319)
Proceeds from exercise of stock options	100	405
Other, net	(824)	(801)
Cash used in financing activities - continuing operations	(2,247)	(2,771)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by (used in) operations - discontinued operations	8	(2)
Cash provided by investing activities - discontinued operations	—	8
Cash used in financing activities - discontinued operations	(12)	—
Cash (used in) provided by discontinued operations	(4)	6

Impact of exchange rates on cash, cash equivalents and restricted cash	(354)	77

Change in cash, cash equivalents and restricted cash	(2,999)	(1,839)
Cash, cash equivalents and restricted cash, beginning of period	16,003	17,954
Cash, cash equivalents and restricted cash, end of period	$13,004	$16,115

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601